Amendment No. 7 to Participation Agreement
Franklin Templeton Variable Insurance Products Trust
Franklin/Templeton Distributors, Inc.
Protective Life Insurance Company
Investment Distributors, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Protective Life Insurance Company (“you”), Investment Distributors, Inc. and Investors Brokerage Services, Inc., your distributors, on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated January 1, 2004 and subsequently amended May 1, 2006, September 29, 2006, May 1, 2007, November 1, 2007, November 2, 2009 and August 16, 2010 (the “Agreement”).  The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.
Investor Brokerage Services, Inc. has been dissolved and Investment Distributors, Inc. has assumed the obligations of Investor Brokerage Services, Inc.  Accordingly, Investor Brokerage Services, Inc. is no longer a party to the agreement.

2.	Schedules B and C of the Agreement are deleted and replaced in their entirety with the Schedules B and C attached hereto, respectively.

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of July 1, 2012.

The Trust:	Franklin Templeton Variable Insurance Products Trust
Only on behalf of
each Portfolio listed
on Schedule C of
the Agreement.                                             By:
Name:  Karen L. Skidmore
Title:    Vice President

The Underwriter:	Franklin/Templeton Distributors, Inc.

By:
Name:  Thomas M. Regner
Title:    Executive Vice President

The Company:	Protective Life Insurance Company

By:____________________
Name: Carolyn Johnson
Title: Executive Vice President and Chief Operating Officer

The Distributor of the Company:	Investment Distributors, Inc. By: Name: Edwin V. Caldwell Title: President

Schedule B

Accounts of the Company

Name of Account	SEC Registration Yes/No
Separate Account VL	Yes
First Variable Annuity Fund E	Yes
Protective Variable Annuity Separate Account	Yes
Protective Variable Life Separate Account	Yes
Protective Acquired Variable Annuity Separate Account (formerly Chase Variable Annuity Separate Account)	Yes
Titanium Annuity Variable Account (formerly United Investors Life Ins. Co. Account)	Yes
Titanium Universal Life Variable Account (formerly United Investors Life Ins. Co. Account)	Yes

Schedule C

Available Portfolios and Classes of Shares of the Trust

1.	Franklin Flex Cap Growth Securities Fund – Class 2
2.	Franklin Global Real Estate Securities Fund- Class 2
3.	Franklin Income Securities Fund – Class 2
4.	Franklin Large Cap Value Securities Fund- Class 2
5.	Franklin Rising Dividends Securities Fund – Class 2
6.	Franklin Small Cap Value Securities Fund – Class 2
7.	Franklin Small-Mid Cap Growth Securities Fund – Class 2
8.	Franklin U.S. Government Fund – Class 2
9.	Mutual Shares Securities Fund – Class 2
10.	Templeton Developing Markets Securities Fund – Class 2
11.	Templeton Foreign Securities Fund - Class 2
12.	Templeton Global Bond Securities Fund – Class 2
13.	Templeton Growth Securities Fund - Class 2

In addition to portfolios and classes of shares listed above, any additional Portfolios and classes of shares other than Class 3 shares are included in this Schedule C listing provided that:

(1)
the General Counsel of Franklin Templeton Investments receives from a person authorized by you a written notice in the form attached (which may be electronic mail or sent by electronic mail) (“Notice”) identifying this Agreement as provided in the Notice and specifying: (i) the names and classes of shares of additional Portfolios that you propose to offer as investment options of the Separate Accounts under the Contracts; and (ii) the date that you propose to begin offering Separate Account interests investing in the additional Portfolios under the Contracts; and

(2)
we do not within ten (10) Business Days following receipt of the Notice send you a writing (which may be electronic mail) objecting to your offering such Separate Accounts investing in the additional Portfolios and classes of shares under the Contracts.

Provided that we do not object as provided above, your Notice shall amend, supplement and become a part of this Schedule C and the Agreement.

Form of Notice Pursuant to Schedule C of Participation Agreement

To:         General Counsel c/o
Linda Lai (Llai@frk.com;) or Kevin Kirchoff (kkircho@frk.com)
Fax: 650 525-7059
Franklin Templeton Investments
1 Franklin Parkway,
Bldg. 920, 2nd Floor
San Mateo, CA  94403

With respect to the following agreement(s) (collectively, the “Agreement”)
(please reproduce and complete table for multiple agreements):

Date of Participation Agreement:
Insurance Company(ies):
Insurance Company Distributor(s):

As provided by Schedule C of the Agreement, this Notice proposes to Franklin Templeton Variable Insurance Products Trust, and Franklin/Templeton Distributors, Inc. the addition as of the offering date(s) listed below of the following Portfolios as additional investment options listed on Schedule C:

Names and Classes of Shares of Additional Portfolios Listing of current classes for your reference: Class 1 (no 12b-1 fee); Class 2 (12b-1 fee of 25 bps); or Class 4 (12b-1 fee of 35 bps).	Offering Date(s)

Name and title of authorized person of insurance company:
Contact Information:

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